SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

EV ENERGY PARTNERS, L.P.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

EV Energy Partners, L.P.
1001 Fannin, Suite 800
Houston, Texas 77002

December 3, 2010

To our common unitholders:

     You are cordially invited to attend a special meeting of the common unitholders of EV Energy Partners, L.P. (the “Partnership”) to be held at our offices located at 1001 Fannin, Suite 800, Houston, Texas 77002, on January 20, 2011, at 10:00 a.m., Houston, Texas time.

     The following pages contain the formal Notice of the Special Meeting and the Proxy Statement. At the special meeting, you will be asked to consider and vote upon a proposal to amend (the “Amendment”) the EV Energy Partners Long Term Incentive Plan (the “LTIP”). The Amendment increases the number of common units that may be the subject of awards under the LTIP from 1.5 million to 4.5 million common units. The LTIP is intended to provide incentive compensation that encourages superior performance and serves to attract and retain the services of individuals who are essential for our growth and profitability. Because of the rapid growth of EV Energy Partners over the last several years, our board of directors believes the number of common units which may be subject to awards under the LTIP is no longer sufficient to achieve this purpose. You will also be asked at the special meeting to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

     Our board of directors has called the special meeting and unanimously approved the proposals. Our board of directors believes that the proposals are in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders vote in favor of the proposals.

     Your vote is very important. Even if you plan to attend the special meeting, I urge you to authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the Notice of Internet Availability of Proxy Materials you received in the mail. Alternatively, if you received printed proxy materials, you may vote your units by internet, telephone or mail pursuant to the instructions included on the proxy card. If you do so, you retain the right to revoke the proxy and vote in person if you attend the special meeting.

     I urge you to review carefully the attached proxy statement, which contains a detailed description of the Amendment to be voted upon at the special meeting.

Sincerely,

/s/ John B. Walker

John B. Walker
Chairman of the Board of Directors and
Chief Executive Officer

EV Energy Partners, L.P.
1001 Fannin, Suite 800
Houston, Texas 77002

SPECIAL MEETING OF COMMON UNITHOLDERS
To Be Held on January 20, 2011

To our common unitholders:

     A special meeting of our common unitholders will be held at our offices located at 1001 Fannin, Suite 800, Houston, Texas 77002, on January 20, 2011, at 10:00 a.m., Houston, Texas time. At the meeting, our unitholders will be asked to consider a proposal to amend (the “Amendment”) the EV Energy Partners, L.P. Long Term Incentive Plan (the “LTIP”). The Amendment increases the number of common units which may be the subject of awards under the LTIP from 1.5 million to 4.5 million common units. Our unitholders will also be asked at the special meeting to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

     The Amendment will not be effective unless approved by our unitholders. A quorum of more than 50% of our outstanding common units as of the record date present in person or by proxy will constitute a quorum at the special meeting and permit us to conduct business at the special meeting. Our partnership agreement does not require that we submit the Amendment to our unitholders for a vote. However, under the rules of the Nasdaq Stock Market, the Amendment requires the approval of a majority of the outstanding units entitled to vote and represented in person or by proxy at the special meeting. Our general partner may adjourn the special meeting to a later date, if necessary, to solicit additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Amendment.

     We have set the close of business on November 29, 2010 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of common unitholders entitled to vote is on file at our principal offices, 1001 Fannin, Suite 800, Houston, Texas 77002, and will be available for inspection by any unitholder during the meeting.

     Beginning on or about December 3, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our unitholders containing instructions on how to access this proxy statement and vote online and made our proxy materials available to our unitholders over the internet. The notice also provides instructions on how to request a paper copy of these documents if you desire.

     YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the special meeting, I urge you to authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the Notice of Internet Availability of Proxy Materials you received in the mail. Alternatively, if you received printed proxy materials, you may vote your units by internet, telephone or mail pursuant to the instructions included on the proxy card. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. You will retain the right to revoke any proxy at any time before the vote, or to vote your common units personally if you attend the special meeting and are a record holder or in possession of a legal proxy from your broker.

/s/ Michael E. Mercer

Michael E. Mercer
Senior Vice President and Chief Financial Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL
MEETING TO BE HELD ON JANUARY 20, 2011

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the
Special Meeting are available at www.edocumentview.com/EVEP

i

Voting by Proxy	28
Voting Via Telephone or the Internet	28
Revoking Your Proxy	29
Voting at the Special Meeting	29
Vote Required at the Special Meeting; How Units are Voted	29
Proxy Solicitation	30
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	30

ii

DELIVERY OF PROXY MATERIALS

     On or about December 3, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our unitholders containing instructions on how to access the proxy materials and vote online. We made these proxy materials available to you over the internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the meeting.

     At the time we begin mailing our Notice of Internet Availability of Proxy materials, we will also first make available on the internet at www.edocumentview.com/EVEP the Notice of Special Meeting and proxy statement. Any unitholder may also request a printed copy of these materials by any of the following methods:
  internet at www.edocumentview.com/EVEP,

  e-mail at sendmaterial@proxyvote.com for Street Name Unitholders or investorvote@computershare.com for Unitholders of Record, or telephone at 1-800-579-1639 for Street Name Unitholders or 1-866-641-4276 for Unitholders of Record.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why is the Partnership having a special meeting?

A:
We are asking you to consider and vote upon an amendment (“Amendment”) to the EV Energy Partners Long Term Incentive Plan (the “LTIP”). The Amendment increases the number of common units that may be the subject of awards under the LTIP from 1.5 million to 4.5 million common units. The LTIP is intended to promote our interests by providing incentive compensation awards that encourage superior performance and serve to attract and retain the services of individuals who are essential for our growth and profitability. The Amendment will not be effective unless and until we receive the approval of our common unitholders.

We are also asking you to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The board of directors of EV Management, LLC (“EV Management”), the general partner of EV Energy GP, L.P., our general partner, which we refer to as our board of directors, has called the special meeting to vote on these matters.

Q.	When were the solicitation materials first given to unitholders?

The Notice of Special Meeting and proxy statement were first made available on the internet at www.edocumentview.com/EVEP on December 3, 2010.

Q:	Where and when is the special meeting?

A:	We will hold the special meeting on January 20, 2011, at 10:00 a.m., Central time, at our offices located at 1001 Fannin, Suite 800, Houston, Texas 77002.

Q:	Who is entitled to vote at the special meeting?

A:	All of our common unitholders of record at the close of business on November 29, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. The number of common units outstanding as of the record date will be used in determining whether a quorum is present at the meeting.

Q:	What unitholder approvals are required?

A:	The Amendment (Proposal 1) and auditor ratification (Proposal 2) each require the approval of a majority of the outstanding units entitled to vote and represented in person or by proxy at the special meeting. In addition, we must have a quorum of more than 50% of our outstanding common units as of the record date, present in person or by proxy, to permit us to conduct the proposed business at the special meeting.

Q:	What do I vote?

A:	Unitholders of Record: Unitholders of record may vote their units or submit a proxy to have their units voted by one of the following methods:
  By internet. You may submit a proxy electronically on the internet by following the instructions provided in the Notice of Availability of Proxy Materials. Please have the Notice of Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 12:00 a.m. Eastern time on January 20, 2011.

  In person. You may vote in person at the special meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

  By telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 12:00 a.m. Eastern time on January 20, 2011.

  By mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
     Street Name Unitholders: Street name unitholders may generally vote their units or submit a proxy to have their units voted by one of the following methods:
  By mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

  By methods listed on proxy card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the internet, following the instructions on the proxy card or other information provided by the record holder.

  In person with a proxy from the record holder. You may vote in person at the special meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the special meeting.
Q:	If my common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:	With respect to Proposal 1, your broker will not be able to vote your common units without instructions from you. However, because Proposal 2 is considered a routine matter, your broker will be able to vote your common units without instructions from you with respect to that proposal. Broker non-votes may occur when a person holding common units through a bank, broker or other nominee does not provide instructions as to how the units should be voted, and the broker lacks discretionary authority to vote on a particular proposal. Please follow the procedure your broker provides to vote your units. A broker non-vote will not be considered in determining the presence of a quorum and will have no effect on the vote to approve the Amendment at the special meeting, assuming we have a quorum.

Q:	What happens if I abstain from voting my common units?

A:	In connection with the special meeting, abstentions will be considered in determining the presence of a quorum, and will be the equivalent of a vote against the proposals.

Q:	If I am planning on attending the special meeting in person, should I still submit a proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should submit a proxy card or voting instruction card or vote by internet or telephone.

Q:	What do I do if I want to change my vote after I have delivered my proxy card or voting instruction card?

A:	You may change your vote at any time before your common units are voted at the special meeting. If you are a holder of record, you can do this in any of the three following ways:

  by sending a written notice to the Secretary of EV Management at 1001 Fannin, Suite 800, Houston, Texas, 77002, in time to be received before the special meeting stating that you revoke your proxy;

  by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

  by attending the special meeting and voting in person.
If your common units are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Can I submit a proxy by telephone or the internet?

A:	Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet procedures are described on your proxy card.

Q:	Where can I obtain directions to be able to attend the meeting and vote in person?

A:	Please contact our Corporate Secretary at 713-651-1144.

OUR PARTNERSHIP

     We are a publicly held Delaware limited partnership engaged in the acquisition, development and production of oil and natural gas properties. Our general partner is EV Energy GP, L.P. (“EV Energy GP”), a Delaware limited partnership, and the general partner of our general partner is EV Management. EV Management is a wholly owned subsidiary of EnerVest, Ltd. (“EnerVest”), a Texas limited partnership.

     Our common units are traded on the NASDAQ Global Market under the symbol “EVEP.” Our business activities are primarily conducted through wholly owned subsidiaries. At September 30, 2010, our properties were located in the Appalachian Basin (primarily in Ohio and West Virginia), Michigan, the Monroe Field in Northern Louisiana, Central and East Texas (which includes the Austin Chalk area), the Permian Basin, the San Juan Basin and the Mid–Continent areas in Oklahoma, Texas, Kansas, Arkansas and Louisiana.

     Our executive offices are located at 1001 Fannin, Suite 800, Houston, Texas 77002. Our telephone number is (713) 651-1144.

PROPOSAL I—APPROVAL OF THE AMENDMENT TO THE
EV ENERGY PARTNERS LONG TERM INCENTIVE PLAN

     The board of directors of EV Management has approved an amendment to the EV Energy Partners Long Term Incentive Plan, which we refer to as the LTIP, subject to the approval of our unitholders.

     EV Management currently sponsors the EV Energy Partners Long Term Incentive Plan (the “LTIP”), pursuant to which awards covering 1,500,000 of our common units may be issued. As of September 30, 2010, 494,000 common units were available for future awards under the LTIP and 1,006,000 common units were the subject of outstanding awards under the LTIP. Awards under the LTIP are intended to provide incentive compensation essential for our growth and profitability. Because of the rapid growth of EV Energy Partners over the last several years, our board of directors believes the number of common units subject to awards under the LTIP is no longer sufficient to achieve this purpose. With the approval of the Amendment, we will be able to continue to use awards under the LTIP in structuring compensation arrangements for our personnel. While we are cognizant of the potential dilutive effect of compensatory unit awards, we also recognize the significant motivational, retention and performance benefits that are achieved from making awards under the LTIP.

Description of the LTIP

     The description of the LTIP set forth below is a summary of the material features of the LTIP. This summary, however, does not purport to be a complete description of all the provisions of the LTIP. The summary is qualified in its entirety by reference to the LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

     The purpose of the LTIP is to promote our interests by providing incentive compensation awards that encourage superior performance. The LTIP is also intended to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing our business. Although we may issue restricted units, unit awards and unit options under the LTIP, we seek to achieve the LTIP’s purpose primarily by granting phantom units. The LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Administration of the LTIP

     The LTIP is administered by the compensation committee of the board of directors of EV Management, which we refer to as the plan administrator, pursuant to the terms of the LTIP and all applicable state, federal, or other rules or laws. Unless otherwise limited by the LTIP or applicable law, the plan administrator has broad discretion to administer the LTIP, interpret its provisions, and adopt policies for implementing the LTIP. This discretion includes the power to determine to whom and at what time awards will be granted, to determine the number of common units to be covered by awards, to prescribe and interpret the terms and provisions of each award agreement, to determine under what circumstances an award may be vested, settled, exercised, canceled or forfeited, to delegate duties under the LTIP, to terminate, modify or amend the LTIP, and to execute all other responsibilities permitted or required under the LTIP. All designations, determinations, interpretations, and other decisions under or with respect to the LTIP or any award will be within the sole discretion of the plan administrator and will be final, conclusive, and binding upon all persons, including us, EV Management, any of our affiliates, any Participant (as defined below), and any beneficiary of any award.

Persons Who May Participate in the LTIP

     Any employee of, and any individual who renders services to, EV Management or its affiliates (including the Partnership and its subsidiaries), and any non-employee member of our board of directors (each, an “Eligible Person”) who is designated by the plan administrator to receive an award under the LTIP will be a “Participant.” Any individual granted an award which remains outstanding under the LTIP, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the LTIP. There are currently four non-employee directors, five officers and approximately 307 employees of EnerVest who are eligible to participate in the LTIP. No award may be granted if the award relates to a number of common units which exceeds the number of common units which remain available under the LTIP minus the number of common units issuable in settlement of or relating to outstanding awards.

Common Units Subject to the LTIP

     Subject to any adjustment due to recapitalization or reorganization permitted under the LTIP, the Amendment increases the number of common units that may be granted for any and all awards by 1,500,000 common units, to a total of 4,500,000 common units.

     Common units withheld to satisfy tax withholding obligations will not be considered to be common units delivered under the LTIP for purposes of applying the maximum unit limit under the LTIP. In addition, if an award is forfeited, cancelled, exercised or otherwise terminates or expires without the actual delivery of common units to a Participant, the common units that were subject to the award will again be available for new awards under the LTIP. There are not any limitations on the number of awards under the LTIP that may be granted and paid in cash. The common units sold pursuant to the LTIP may be unissued common units, common units acquired in the open market or from any person, including us or one of our affiliates, or any combination of the foregoing. The fair market value of the common units on a given date will be the closing sales price of a common unit as reported on the NASDAQ Global Select Market on the market trading day prior to the applicable day for which the fair market value determination is being made. There are no fees, commissions or other charges applicable to a grant or purchase of common units under the LTIP.

Awards

     Unit Options. We may grant unit options to purchase common units under the LTIP at a set price to Eligible Persons selected by the plan administrator. The exercise price of each unit option granted under the LTIP will be determined by the plan administrator at the time the unit option is granted, and each unit option will have an exercise price that is not less than the fair market value of the common units on the date of grant, unless the unit option is a substitute for a previously granted award.

     The plan administrator will determine the manner in and time or times at which a unit option will vest and become exercisable, in whole or in part, including, without limitation, any accelerated vesting upon the achievement of specified performance goals or upon a change of control (as defined in the LTIP or an applicable award agreement). The plan administrator will also determine the methods and form of payment for the exercise of a unit option (including, without limitation, payment in cash, check acceptable to the Partnership, a “cashless-broker” exercise through procedures approved by EV Management, or any combination thereof) and the methods and forms in which common units will be delivered to a Participant. Unless otherwise waived by the plan administrator, a unit option which is not vested will be forfeited by the Participant upon termination of the Participant’s employment with or services to us or membership on our board of directors, whichever is applicable.

     Restricted Unit Awards. A restricted unit is a common unit granted under the LTIP that is subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the plan administrator in its discretion. The plan administrator has the authority to determine the Eligible Persons to whom restricted units will be granted, the number of restricted units to be granted to each Participant, the duration of any restrictions, the conditions under which the restricted units may become vested or forfeited (including but not limited to a provision for accelerated vesting upon a change of control (as defined in the LTIP or an applicable award agreement)), and any other terms and conditions as the plan administrator may establish with respect to the awards. Upon or as soon as reasonably possible following the vesting of each restricted unit, subject to any applicable federal income tax withholding, a Participant will be entitled to have the restrictions removed from his or her award so that the Participant then holds an unrestricted common unit. Unless otherwise waived by the plan administrator, a restricted unit which is subject to forfeiture restrictions will be forfeited by a Participant upon termination of the Participant’s employment with or services to us or membership on our board of directors, whichever is applicable.

     To the extent provided by the plan administrator in its discretion, a grant of restricted units may provide that a distribution made by us with respect to the restricted units (a “Unit Distribution Right” or “UDR”) will be subject to the same forfeiture and other restrictions as the restricted unit. If restricted, UDRs will be held, without interest, until the restricted unit vests or is forfeited, with the UDR being paid or forfeited at the same time, as the case may be. Absent a restriction on UDRs in the applicable award agreement, UDRs will be paid to the holder of the restricted unit without restriction at the same time as cash distributions are paid by us to our unitholders.

     Phantom Unit Awards. A phantom unit is a right to receive a common unit or an amount of cash equal to the fair market value of a common unit if certain conditions set forth in the award agreement are met. The plan administrator has the authority to determine the Eligible Persons to whom phantom units will be granted, the number of phantom units to be granted to each Participant, and any other terms and conditions as the plan administrator may establish. The plan administrator, in its discretion, may subject settlement of the phantom units to specified performance conditions and may provide that the phantom units will vest upon a change of control (as defined in the LTIP or an applicable award agreement). Upon vesting of each phantom unit, subject to any applicable federal income tax withholding, the Participant will be entitled to settlement of the phantom unit and shall receive either a common unit or cash equal to the fair market value of a common unit, as determined by the plan administrator in its discretion. Unless otherwise provided by the plan administrator, a phantom unit will be forfeited upon termination of a Participant’s employment with or services to us or membership on our board of directors, whichever is applicable, if such termination occurs prior to the vesting of the phantom unit.

     Unit Awards. The plan administrator may, in its discretion, make unit awards to Eligible Persons unit awards, which are grants under the LTIP of common units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to a Participant.

     Distribution Equivalent Rights. To the extent provided by the plan administrator in its discretion, an award granted under the LTIP (other than a Restricted Unit or Unit Award) may include a contingent right, granted in tandem with a specific phantom unit, to receive cash equal to the amount of any cash distributions made by us with respect to a common unit during the period a phantom unit is outstanding (a “Distribution Equivalent Right” or “DER”). A tandem DER grant may provide that the DER will be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the plan administrator), be subject to the same vesting restrictions as the phantom unit, or be subject to other provisions or restrictions as determined by the plan administrator in its discretion. Absent a restriction on DERs in the applicable award agreement, DERs will be paid to the holder of the phantom unit without restriction at the same time as cash distributions are paid by us to our unitholders.

     Substitute Awards. Awards may be granted under the LTIP in substitution for similar awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition by us or an affiliate of another entity or the assets of another entity. Such substitute awards that are unit options may have exercise prices less than the fair market value of a common unit on the date of the substitution if such substitution complies with Section 409A.

Other Provisions

     Performance Conditions. The vesting or settlement of any award granted under the LTIP may be subject to performance conditions specified by the plan administrator. Performance conditions will be based on one or more business criteria for us or units of our partnership including, but not limited to, the following:
  earnings per unit;

  increase in revenues;

  increase in cash flow;

  increase in cash flow from operations;

  return on investment;

  total unitholder return;

  debt reduction;

  change in the fair market value of the units; or

  operating income, any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the plan administrator.
     Tax Withholding. Unless other arrangements are made, we or one of our affiliates are authorized to withhold from any award, from any payment due or transfer made under any award or from any compensation or other amount owing to a Participant, the amount (in cash, common units, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award. Directors and consultants will be required to make their own arrangements for satisfying any applicable taxes payable with respect to an award.

     Anti-Dilution Adjustments. If there occurs any distribution, recapitalization, common unit split or reverse split, merger. consolidation, split-up, spin-off, combination or certain other events, the plan administrator may adjust the number and type of awards then outstanding in a manner that it deems to be equitable. If any of these events occur, the number of common units that may be subject to awards under the LTIP will be proportionately increased or decreased, as the case may be.

     Change of Control. Upon a change of control (as defined in the LTIP or in an award agreement) and upon certain other events specified in the LTIP, the plan administrator may, in its discretion, take one or more of the following actions: (i) provide for the termination of an award in exchange for cash, (ii) provide for the replacement of an award with other rights or property, (iii) provide that an award will be assumed by the successor or surviving entity or be exchanged for similar awards of any such entity, with appropriate adjustments as to the number and kind of equity interests and prices, (iv) adjust the number and type of common units subject to outstanding awards and the other terms and conditions of outstanding awards, (v) provide that an award will be exercisable or payable and/or will be fully vested and nonforfeitable, or (vi) provide that an award cannot be exercised or become payable after the event.

     Amendment. Our board of directors may terminate or amend the LTIP or any part of the LTIP at any time with respect to any common units for which a grant has not yet been made, including increasing the number of common units that may be granted, subject to the requirements of the exchange upon which the common units are listed at that time and of applicable tax and securities laws. The plan administrator may also waive any conditions or rights under, amend the terms of or alter any outstanding award as long as no such change would materially reduce the rights or benefits of a Participant without the consent of the Participant. Our board of directors may amend the Plan or any award to cause such award to be exempt from Section 409A of the Internal Revenue Code or to comply with the requirements of Section 409A or any other applicable law. Without the approval of our unitholders, our board of directors may not exchange or substitute previously granted unit options or unit appreciation rights in a transaction that constitutes a repricing under the NASDAQ listing rules or cause us to offer to purchase or exchange for cash unit options or unit appreciation rights if, at the time of the offer, the fair market value of our common units is less than the exercise price of the unit options or unit appreciation rights.

     Transferability of Awards. Unit options and unit appreciation rights are only exercisable by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights pass by will or the laws of descent and distribution. No other award or right granted under the LTIP may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered and any such purported transfer shall be void and unenforceable. Notwithstanding the foregoing, the plan administrator may, in its discretion, allow a Participant to transfer a unit option or a unit appreciation right without consideration to an immediate family member or a related family trust, limited partnership, or similar entity on the terms and conditions established by the plan administrator from time to time.

     Following the transfer of any award described above, the award will remain subject to the same terms and conditions as were applicable to the award immediately prior to transfer except that the term “Participant” will be deemed to refer to the transferee of the award to the extent appropriate to enable the transferee to exercise the transferred award in accordance with the terms of the LTIP and applicable law. The provisions of the award relating to exercisability will continue to be applied with respect to the original Participant and, following the occurrence of any event described in the applicable award agreement, the awards will be exercisable by the transferee only to the extent and for the periods that would have been applicable in the absence of the transfer. Any Participant desiring to transfer an award as permitted above will make application in the manner and time specified by the plan administrator and will comply with any other requirements the plan administrator may impose to assure compliance with all applicable securities laws.

Federal Income Tax Consequences

     The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of Participants in the LTIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, unit options or unit appreciation rights that provide for a “deferral of compensation” within the meaning of Section 409A, phantom units, and certain other awards that may be granted pursuant to the LTIP could be subject to additional taxes unless they are designed and administered to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

     Unit Options. Participants will not realize taxable income upon the grant of a unit option. Upon the exercise or, if later, the settlement of a unit option, a Participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash or the fair market value of the common units received, over (ii) the exercise price paid therefor. A Participant will generally have a tax basis in any common units received pursuant to the cash exercise of a unit option, that equals the exercise price. Subject to the discussion under “—Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

     When a Participant sells the common units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the common units above (or below) the exercise price after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

     The LTIP allows the plan administrator to permit the transfer of awards in limited circumstances. See “—Other Provisions—Transferability of Awards.”

     The Internal Revenue Service (the “IRS”) has not provided formal guidance on, nor even specifically addressed, the income tax consequences of a transfer of unit options. However, the IRS has informally indicated that after a transfer of stock options (other than pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the option. If stock options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Unit options granted under the LTIP will likely be subject to the same tax treatment.

     The transfer of a unit option may result in gift tax consequences to a Participant. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the option at the time of the gift. The value of the option may be affected by several factors, including the difference between the exercise price and the fair market value of the common units, the potential for future appreciation or depreciation of the common units, the time period of the option and the illiquidity of the option. Federal gift tax will be limited by (i) the annual exclusion per donee (currently $13,000 for 2010), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. Gifted unit options, to the extent subject to transfer taxes, will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax. Whether such consequences apply to unvested options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

     Phantom Unit Awards; Restricted Unit Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of a grant of an award in the form of a phantom unit award, but rather, will generally recognize ordinary compensation income at the time he receives common units or a cash payment in satisfaction of the phantom unit award in an amount equal to the fair market value of the common units received or the cash payment, whichever is applicable. In addition, the Participant will be subject to ordinary income tax upon the payment of a DER or a UDR. In general, a Participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the common units when the common units are received, provided, that if the common units are not transferable or are subject to a substantial risk of forfeiture when received, the Participant will recognize ordinary compensation income in an amount equal to the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make an valid election under Section 83(b) of the Internal Revenue Code, or (ii) when the common units are received, in cases where a Participant makes a valid election under Section 83(b) of the Internal Revenue Code.

     A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common units or cash received. Directors and consultants must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the LTIP. Distributions that are received by a Participant prior to the time that the common units are taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those common units will commence on the date of receipt of the common units.

     Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

     Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by the Partnership or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

     Limited Partnership Interest. We are not a taxable entity, and as such, we do not incur any federal income tax liability. Instead, each holder of our common units is required to report on his income tax return his share of our income, gains, losses and deductions in computing his federal income tax liability, regardless of whether cash distributions are made to him by us. Distributions by us to a holder of common units are generally not taxable unless the amount of cash distributed is in excess of the holder’s adjusted basis in his interest. Usually at the beginning of each year, we will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses, and deductions that the partner is required to reflect on his federal income tax return as a limited partner for the preceding year. A limited partner will not qualify for using Form 1040EZ or 1040A, and may not file his federal income tax return until he has received his Schedule K-1 and reflected the relevant information contained therein in his tax return.

Plan Benefits under the LTIP

     The awards, if any, that will be made to Eligible Persons under the LTIP are subject to the discretion of the plan administrator, and thus we cannot currently determine the benefits or number of common units subject to awards that may be granted in the future to our executive officers and employees, to persons who under services to us, or to members of our board of directors under the LTIP.

     We made annual equity grants under the LTIP to our executive officers in 2010, which are reported in the “Grants of Plan-Based Awards” table on page 23 of this proxy statement. If the Amendment is approved, we anticipate making another annual equity grant to our executive officers and certain employees under the LTIP for 2011, but the amount of such grants is not determinable at this time. Such awards will be subject to a vesting schedule that will be specified in the applicable award agreement, and the number of common units subject to such awards will be determined at the date of grant of such awards.

Vote Required

     The affirmative vote of a majority of the outstanding units entitled to vote and represented in person or by proxy at the special meeting is required for the approval of the Amendment.

Recommendation

     Our board of directors recommends a vote “FOR” approval of the Amendment.

INTERESTS OF CERTAIN PERSONS IN THE AMENDMENT

     Employees of EV Energy Partners or any of our subsidiaries or affiliates and the members of our board of directors are eligible to receive awards under the LTIP. Accordingly, the members of our board of directors and the executive officers of EV Management have a substantial interest in the passage of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF EV MANAGEMENT

Security Ownership of Certain Beneficial Owners

     Based solely on a review of the copies of reports on Schedules 13D and 13G and amendments thereto furnished to us, we believe that there were no beneficial owners of more than 5% of our common units as of September 30, 2010 other than set forth under “Security Ownership of Management.”

Security Ownership of Management

     The following table sets forth the beneficial ownership of our units as of September 30, 2010 held by:
  each member of the board of directors of EV Management

  each named executive officer of EV Management; and

  all directors and executive officers of EV Management as a group.
		Percentage of
	Common Units	Common Units
	Beneficially Owned	Beneficially
Name of Beneficial Owner (1)		Owned
Officers and Directors:
John B. Walker (2)	997,341	3.3%
Mark A. Houser (3)	378,701	1.2%
Michael E. Mercer	108,432	*
Ron Gajdica	-	*
Frederick Dwyer	12,806	*
Victor Burk	6,250	*
James R. Larson	4,250	*
George Lindahl III	54,950	*
Gary R. Petersen (4)	1,000	*
All directors and executive officers as a group (9 persons)	1,563,730	5.1%
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 1001 Fannin Street, Suite 800, Houston, TX 77002.

(2)	Includes 10,000 common units owned by Mr. Walker’s spouse and 600 common units owned by Mr. Walker’s children for which he disclaims beneficial ownership.

(3)	Includes 58,000 common units owned by Trusts for Mr. Houser’s children for which he disclaims beneficial ownership.

(4)	Includes 558 common units owned by EnCap Energy Capital Fund V, L.P. and 442 common units owned by EnCap Energy Capital Fund V–B, L.P. EnCap Equity Fund V GP, L.P., as the general partner of each of EnCap Energy Capital Fund V, L.P. and EnCap Energy Capital Fund V–B, L.P., EnCap Investments L.P., as the general partner of EnCap Equity Fund V GP, L.P., EnCap Investments GP, L.L.C., as the general partner of EnCap Investments L.P., RNBD GP LLC, as the sole member of EnCap Investments GP, L.L.C., and David B. Miller, Gary R. Petersen, D. Martin Phillips, and Robert L. Zorich, as the members of RNBD GP LLC may be deemed to share voting and dispositive control over the common units owned by EnCap Energy Capital Fund V, L.P. and EnCap Energy Capital Fund V–B, L.P. Each of EnCap Equity Fund V GP, L.P., EnCap Investments L.P., EnCap Investments GP, L.L.C., RNBD GP LLC, David B. Miller, Gary R. Petersen, D. Martin Phillips, and Robert L. Zorich disclaim beneficial ownership of the reported securities in excess of such entity’s or person’s respective pecuniary interest in the securities.

Beneficial Ownership of Our Affiliates

     EV Management, the general partner of our general partner, is a limited liability company wholly–owned by EnerVest, a limited partnership. Messrs. Jon Rex Jones and A.V. Jones and members of EnerVest’s executive management team, including Mr. Walker and Mr. Houser, own substantially all of the partnership interests in EnerVest. The address for Mr. Jon Rex Jones and Mr. A.V. Jones, and the members of EnerVest’s executive management team which own interests in EnerVest, is 1001 Fannin Street, Suite 800, Houston, Texas 70002.

EXECUTIVE COMPENSATION

     In connection with the filing of this proxy statement, the Securities and Exchange Commission rules require us to provide executive compensation information for our most recently completed fiscal year similar to the information we provide annually in our Annual Report on Form 10-K. Because the year ended December 31, 2009 is our most recently completed fiscal year, the Executive Compensation section of this proxy statement substantially mirrors the Executive Compensation section set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. Please note, however, that to the extent we have taken certain actions related to the compensation of our executive officers or directors since the filing of our Annual Report on Form 10-K, we have provided additional disclosures regarding such actions.

     The following discussion of executive compensation contains references to our employee benefit plans and an omnibus agreement. These descriptions are qualified in their entirety by reference to the full text of the plans and omnibus agreement, which have been filed with the SEC by us as exhibits or are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Discussion and Analysis

     Because our general partner is a limited partnership, its general partner, EV Management, manages our operations and activities. We do not directly employ any of the persons responsible for managing our business. Mr. Mercer and Dr. Gajdica are employees of EV Management, and we reimburse EV Management for the costs of their compensation. Mr. Mercer and Dr. Gajdica do not perform services for EnerVest or its affiliates. Their compensation is set by the compensation committee of EV Management’s board of directors, which we refer to as our compensation committee. Ms. MacAskie was an executive officer of EV Management, and resigned in 2010. Dr. Gajdica was not an employee of EV Management during 2009.

     Messrs. Walker, Houser and Dwyer are officers of EV Management and also are officers and employees of subsidiaries of EnerVest. In these capacities, they perform services for us as well as for EnerVest and its other affiliates. Messrs. Walker, Houser and Dwyer receive their base salary and short–term and long–term incentive compensation from EnerVest and also participate in the LTIP. Our compensation committee discusses with EnerVest the philosophy used by EnerVest in setting their salaries and bonus compensation, but the compensation committee has no role in determining the base salary and short–term and long–term incentive compensation paid to them by EnerVest. We pay EnerVest a fee under the omnibus agreement which is based in part on the compensation paid to EnerVest employees who perform work for us, but we do not directly reimburse EnerVest for the costs of the compensation of Messrs. Walker, Houser and Dwyer. Awards made to Messrs. Walker, Houser and Dwyer under the LTIP are determined by our compensation committee.

     Our compensation committee has overall responsibility for the approval, evaluation and oversight of all of our compensation plans. The committee’s primary purpose is to assist the board of directors in the discharge of its fiduciary responsibilities relating to fair and competitive compensation. The compensation committee meets in the fourth quarter of each year to review the compensation program and to determine compensation levels for the ensuing fiscal year, and at other times as required.

Objectives of Our Compensation Program

     Our executive compensation program is intended to align the interests of our management team with those of our unitholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long–term unitholder value. In addition, our program is designed to achieve the following objectives:
  attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;

  provide total compensation that is justified by individual performance;

  provide performance–based compensation that balances rewards for short–term and long–term results and is tied to both individual and our performance; and

  encourage the long–term commitment of our executive officers to us and our unitholders’ long–term interests.
What Our Compensation Program is Designed to Reward

     Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short–term and long–term basis. The primary long–term measure of our performance is our ability to sustain or increase our quarterly distributions to our unitholders. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing assets; the ability to explore new avenues to increase oil and natural gas production and reserves; level of job responsibility; and tenure.

Benchmarking

     To assist us in evaluating our incentive compensation for 2009, our management retained Longnecker & Associates to review the committee’s proposed compensation plan for its market competitiveness and effectiveness. As part of the proposed compensation plan, our chief executive officer and president prepared an analysis of the compensation paid (based on survey data and proxy analysis) by a peer group composed of the following upstream master limited partnerships: Atlas Energy Resources, LLC, BreitBurn Energy Partners, L.P., Eagle Rock, Inc. Encore Acquisition Company, Legacy Reserves LP, Linn Energy, LLC, Vanguard Natural Resources and Pioneer Southwest Energy Partners. Longnecker & Associates reviewed this analysis and made recommendations regarding executive compensation, director compensation and a proposed increase in total restricted unit grants. As discussed below, our management and compensation committee establish compensation for our executives based on their subjective determinations regarding the performance of our management team. Our management and compensation committee use the information regarding peer companies to check their compensation decisions for reasonableness.

Performance Metrics

     With respect to bonus and long–term incentive awards, our compensation committee did not establish performance metrics for our executive officers for 2009 in order to remain flexible in our compensation practices during our first several years as a public master limited partnership. The compensation committee makes a subjective determination at the end of the fiscal year as to the appropriate compensation given their view of performance for the year.

Elements of Our Compensation Program and Why We Pay Each Element

     To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, serves to attract, motivate and retain executives with the character, experience and professional accomplishments required for our growth and development. Our compensation program is comprised of four elements:
  base salary;

  cash bonus;

  long–term equity–based compensation; and

  benefits.
Base Salary

     We pay base salary in order to recognize each executive officer's unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with sufficient, regularly–paid income; and to reflect position and level of responsibility.

     To provide stability as well as incentivize appropriately, Mr. Mercer and Ms. MacAskie are parties to employment agreements which set their minimum base salaries per annum. In the compensation committee’s discretion, however, these base salaries may be increased based upon performance and subjective factors. For 2009, the compensation committee increased the base salary of both Mr. Mercer and Ms. MacAskie by 3%, generally representing a cost of living increase and subjective factors including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance. Based on Longnecker & Associates review, our executives’ base salary for 2009 was at the 25th percentile of the peer group.

Cash Bonus

     We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key operational objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint.

     Mr. Mercer’s and Ms. MacAskie’s employment agreements provide that the cash bonus element of compensation will be equal to a percentage of the executive's base salary paid during each such annual period, such percentage to be established by the compensation committee in its sole discretion. Generally, we target between 50% and 75% of base salary for performance deemed by our compensation committee to be good (to generally exceed expectations) and great (to significantly exceed expectations), respectively, with the possibility of no bonus for poor performance and higher for exceptional corporate or individual performance. Longnecker & Associates confirmed that our 2009 bonus compensation was in line with the market.

     Mr. Mercer and Ms. MacAskie received cash bonuses in 2009 of $138,000 each, representing 60% of their base salaries in 2009. The amount of bonuses were recommended to our compensation committee by our chief executive officer and president based on their subjective view as to appropriate compensation levels taking into account the performance milestones discussed above. The cash bonus amounts reflect the belief of our compensation committee that their efforts directly affected our success in 2009, in particular, by contributing to our achievement of the following milestones:
  our quarterly distributions increased from $0.750 per unit to $0.754 per unit, the only company in our peer group to increase distributions;

  in our peer group described above, we ranked third in 2009 with respect to unit performance;

  we successfully completed in a short time frame two equity offerings totaling 7.245 million units;

  our asset base increased over 7% during 2009 with over $42 million in accretive acquisitions;

  strong operating performance within production guidance and budget parameters;

  the borrowing base under our credit facility held at $465 million despite deterioration in commodity prices;

  we were one of three in our peer group with no writedowns; and

  we experienced significant improvement in comparison of net debt to PV–10 value.
Long–Term Equity–Based Compensation

     Long–term equity–based compensation is an element of our compensation policy because we believe it aligns executives’ interests with the interests of our unitholders; rewards long–term performance; is required in order for us to be competitive from a total remuneration standpoint; encourages executive retention; and gives executives the opportunity to share in our long–term performance.

     The compensation committee acts as the administrator of the LTIP and performs functions that include selecting award recipients (or the manner in which such recipients will be chosen), determining the timing of grants and assigning the number of units subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates, and from time to time adopting rules and regulations for carrying out the purposes of our plan. For compensation decisions regarding the grant of equity compensation to executive officers, our compensation committee will consider recommendations from our chief executive officer. Typically, awards vest over multiple years, but the compensation committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, or upon the death, disability, retirement or termination of a grantee’s employment without good reason, all outstanding equity based awards will immediately vest.

     Except as set forth in the employment agreements, we have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, our compensation committee takes into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibility, retention considerations and the total compensation package.

     Awards under the LTIP may be unit options, phantom units, performance units, restricted units and deferred equity rights, or DERs, and the aggregate amount of our common units that currently may be awarded under the Plan is 1.5 million units. Unless earlier terminated by us or unless all units available under the plan have been paid to participants, the LTIP will terminate as of the close of business on September 20, 2016.

     Although the LTIP generally provides for the grant of unit options, Internal Revenue Code Section 409A and authoritative guidance thereunder provides that options can generally only be granted to employees of the entity granting the option and certain affiliates without being required to comply with Section 409A as nonqualified deferred compensation. Until further guidance is issued by the Treasury Department and Internal Revenue Service under Section 409A, we do not intend to grant unit options.

     In addition, because we are a partnership, tax and accounting conventions make it more costly for us to issue additional common units or options as incentive compensation. Consequently, we have no outstanding options or restricted units and have no plans to issue options or restricted units in the future. Instead, we have issued phantom units and performance units to our executive officers. A phantom unit is the right to receive, upon satisfaction of the vesting criteria specified in the grant, a common unit or, at the discretion of our compensation committee, cash based on the average closing price of our common units for the five day trading period prior to vesting. The phantom units typically vest two to four years from the date of grant. Unlike “vesting” of an option, vesting of a phantom unit results in the delivery of a common unit or cash equivalent value as opposed to a right to exercise.

     In 2009, we made a one time grant of performance units to promote both strong absolute performance and relative performance to peers. These performance units vest upon the later of achievement of targeted unit price threshold levels and continued employment for over a four year period, and during that period, the unit price performance will be measured, with a sliding scale of unit amounts that vest. These unit performance thresholds are generally consistent with our targeted range for unit performance growth. To encourage accelerated performance, if we meet unit price performance thresholds prior to meeting the minimum service requirement for vesting, the performance units become phantom units, and our named executive officers have the right to receive distributions on the phantom units prior to vesting in the underlying common units (referred to as distribution equivalent rights, or “DERS”). The scale starts at one common unit vested per performance unit for “average performance” to three common units vested per incentive based unit for “home run” performance as follows:
  unit price of $20 and vesting criteria met – 1 unit granted unit price $30 and vesting criteria met – 2 units granted

  unit price $40 and vesting criteria met – 3 units granted

     The first unit price threshold was met in June 2009. The second unit price threshold was met in December 2009. Any of these performance units that remain outstanding in 2013 for which the performance thresholds have not been met will be forfeited.

     In 2009, Mr. Mercer and Ms. MacAskie were each granted 27,000 phantom units, which vest over three years. The awards are not subject to any performance criteria other than time vesting. The amount of the awards were recommended to our compensation committee by our chief executive officer and president based on their subjective view as to appropriate compensation levels taking into consideration the performance milestones described above. Our compensation committee reviewed these recommendations with our chief executive officer and president. In addition, our compensation committee compared the recommended award amounts with similar awards to our peer group. Generally, in determining award amounts, the compensation committee targets between 50% and 75% of our peer group awards for performance deemed by our compensation committee to be good (to generally exceed expectations) and exceptional (to significantly exceed expectations), respectively, with the possibility of no award for poor performance and higher for exceptional corporate or individual performance. The compensation committee determined that the performance of Mr. Mercer and Ms. MacAskie was exceptional. In determining final grant amounts, the compensation committee also took into account Longnecker & Associates’ finding that long–term incentive targets were below the 50th percentile of the peer group. When Ms. MacAskie resigned as an executive officer of EV Management, she forfeited the 27,000 phantom units granted in 2009.

     Because Messrs. Walker, Houser and Dwyer do not commit their full business time to us, the compensation committee believes that it is appropriate to compensate them only through long–term incentives that will reward them in accordance with our long–term success. Our chief executive officer and president made recommendations to the compensation committee for the appropriate level of awards to be made to Messrs. Walker, Houser and Dwyer based on their subjective view as to the appropriate compensation given the milestones achieved as discussed above. The compensation committee reviewed these recommendations and made a subjective determination as to the appropriate award levels given the achievement of such milestones. The committee also compared these award determinations to similar awards by our peer group, and generally targets peer group percentages of 100% for great and 150% for exceptional performance, with the possibility of no award for lower performance. In determining final grant amounts, the committee took into account their leadership roles in causing us to achieve the milestones described above and determined that performance for 2009 was exceptional. The committee also considered Longnecker & Associates’ finding that long–term incentive grants were below the 50th percentile of the peer group. Accordingly, Messrs. Walker, Houser and Dwyer were granted 35,000, 31,000 and 3,500 phantom units, respectively, to reflect their leadership roles in causing us to reach the goals described above at the exceptional level.

     On June 1, 2010, Dr. Ron Gajdica joined EV Management as Senior Vice President of Acquisitions, and was granted 30,000 phantom units which will vest one-fourth on each of January 15, 2011, 2012, 2013 and 2014.

Benefits

     We believe in a simple, straight–forward compensation program and, as such, during 2009 Mr. Mercer and Ms. MacAskie are not provided unique perquisites or other personal benefits. Consistent with this strategy, no perquisites or other personal benefits have or are expected to exceed $10,000 for Mr. Mercer or Ms. MacAskie.

     Through EnerVest, we provide company benefits that we believe are standard in the industry. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a company sponsored cafeteria plan and a 401(k) employee savings and investment plan. We match employee deferral amounts, including amounts deferred by named executive officers, up to a total of 6% of the employee’s eligible salary, excluding annual cash bonuses, subject to certain regulatory limitations.

How Elements of Our Compensation Program are Related to Each Other

     We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long–term and short–term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long–term equity–based incentives, in particular unit grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

     Our compensation committee, however, has not adopted any formal or informal policies or guidelines for allocating compensation between long–term and currently paid out compensation, between cash and non–cash compensation, or among different forms of non–cash compensation.

     We believe our compensation program has been instrumental in our achievement of stated objections. Over the three year period ended December 31, 2009, our annual distribution per common unit has grown at a compound annual rate of 23.6% and the compound annual total rate of return for that period was approximately 19.5%. During this period, we have enjoyed a high rate of retention among executive officers.

Assessment of Risk

     The compensation committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, our compensation program has the following risk-limiting characteristics:
  Our programs balance short–term and long–term incentives, with a substantial portion of the total target compensation for Mr. Mercer and Ms. MacAskie provided in equity and focused on long–term performance. In the case of Messrs. Walker, Houser and Dwyer, 100% of the total target compensation is provided in equity and focused on long–term performance.

  Incentive plan awards are not tied to formulas that could focus executives on specific short–term outcomes.

  Members of the compensation committee approve final incentive awards in their discretion, after the review of executive and corporate performance.

  With respect to Mr. Mercer and Ms. MacAskie, the salary component of compensation does not encourage risk–taking because it is a fixed amount pre-negotiated under employment contracts.
Other Compensation Related Matters

     Although we encourage our named executive officers to acquire and retain ownership in us, we do not have a policy requiring maintenance of a specified equity ownership level. As of December 31, 2009, our named executive officers beneficially owned in the aggregate approximately 10.2% of our common units (excluding any unvested equity awards). In addition, through their ownership of EnerVest and EV Investors L.P., our executive officers also have a substantial indirect ownership interest in our general partner.

Accounting and Tax Considerations

     We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly–held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance–based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with non–performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the unitholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

     When the compensation committee makes awards under the Plan, they also review the effect the awards will have on our consolidated financial statements.

Compensation Committee Report

     We have reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S–K. Based on the review and discussion referred to above, we recommend to the board of directors that the compensation discussion and analysis be included in this Form 10–K.

       Compensation Committee:
       George Lindhal III (Chairman)
       Victor Burk
       Gary R. Petersen

Summary Compensation Table

     The following table sets forth certain information with respect to compensation of our named executive officers. We reimburse EV Management for the costs of Mr. Mercer’s and Ms. MacAskie’s salaries and bonuses. Messrs. Walker, Houser and Dwyer are compensated by EnerVest. We pay EnerVest a fee under the omnibus agreement, but we do not directly reimburse EnerVest for the costs of their salaries and bonuses.

     There was no compensation awarded to, earned by or paid to any of the named executive officers related to option awards or non–equity incentive compensation plans. In addition, none of the named executive officers participate in a defined benefit pension plan.

				Unit	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)	Compensation (3)	Total
John B. Walker	2009	$–	$–	$1,146,000	$140,468	$1,286,468
Chief Executive Officer	2008	–	–	398,400	115,050	513,450
	2007	–	–	1,029,650	75,300	1,104,950
Mark A. Houser	2009	–	–	1,031,280	121,402	1,152,682
President, Chief Operating Officer	2008	–	–	358,560	101,700	460,260
	2007	–	–	870,300	75,300	945,600
Michael E. Mercer	2009	230,000	138,000	916,560	105,350	1,389,910
Senior Vice President, Chief	2008	223,600	135,000	332,000	117,675	808,275
Financial Officer	2007	215,000	135,000	702,563	117,000	1,169,563
Kathryn S. MacAskie	2009	230,000	138,000	916,560	105,350	1,389,910
Senior Vice President of	2008	223,600	135,000	332,000	121,425	812,025
Acquisitions and Divestitures(4)	2007	215,000	135,000	852,238	113,000	1,315,238
Frederick Dwyer (5)	2009	–	–	114,600	14,048	128,648
Controller
____________________

(1)	Represents amounts paid in December 2009, 2008 and 2007 as bonuses for services in 2009, 2008 and 2007, respectively.

(2)	Reflects the aggregate grant date fair value of the phantom units and performance units granted computed in accordance with ASC Topic 718. See “Item 8. Financial Statements and Supplementary Data” for the assumptions used in estimating the grant date fair value of the phantom units and the performance units granted in 2009. The aggregate grant date fair value of the phantom units granted in 2008 and 2007 was valued at the closing price of our common units on the date of grant.

(3)	Represents cash distributions received on the unvested phantom units. Any perquisites or other personal benefits received were less than $10,000.

(4)	Ms. MacAskie resigned in 2010 and forfeited unvested unit awards.

(5)	Compensation for Mr. Dwyer for 2008 and 2007 is not included in the table as it was less than $100,000.

Narrative Disclosure to the Summary Compensation Table

Mr. Walker

     Mr. Walker received a grant of 60,000 performance units in March 2009 and 35,000 phantom units in December 2009. The performance units are earned under each 20,000 unit tranche if trading in our common units on the NASDAQ Global Market closes at greater than $20 per unit, $30 per unit and $40 per unit for three consecutive days. Once earned, the performance units become phantom units that vest 25% each year beginning in January 2010. The phantom units vest 25% each year beginning in January 2011. These earned performance units and phantom units will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Walker’s death or disability.

Mr. Houser

     Mr. Houser received a grant of 60,000 performance units in March 2009 and 31,000 phantom units in December 2009. The performance units are earned under each 20,000 unit tranche if trading in our common units on the NASDAQ Global Market closes at greater than $20 per unit, $30 per unit and $40 per unit for three consecutive days. Once earned, the performance units become phantom units that vest 25% each year beginning in January 2010. The phantom units vest 25% each year beginning in January 2011. These earned performance units and phantom units will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Houser’s death or disability.

Mr. Mercer

     EV Management entered into an employment agreement with Mr. Mercer that provides that he will act as Senior Vice President and Chief Financial Officer of EV Management until December 31, 2010, subject to automatic one year renewals of the term if neither party submits a notice of termination at least sixty days prior to the end of the then–current term. This agreement may be terminated by either party, at any time, subject to severance obligations in the event Mr. Mercer is terminated by EV Management without cause or he dies or is disabled.

     Mr. Mercer’s employment agreement provides for a minimum base salary of $200,000, subject to upward adjustment by the compensation committee or EV Management’s board of directors, and an annual bonus equal to a percentage of his base salary based on the achievement of performance criteria for the applicable period, all as determined by the compensation committee.

     Mr. Mercer received a grant of 60,000 performance units in March 2009 and 27,000 phantom units in December 2009. The performance units are earned under each 20,000 unit tranche if trading in our common units on the NASDAQ Global Market closes at greater than $20 per unit, $30 per unit and $40 per unit for three consecutive days. Once earned, the performance units become phantom units that vest 25% each year beginning in January 2010. The phantom units vest 25% each year beginning in January 2011. These earned performance units and phantom units will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Mercer’s death or disability.

Ms. MacAskie

     EV Management entered into an employment agreement with Ms. MacAskie that provides that she will act as Senior Vice President of Acquisitions and Divestitures of EV Management until December 31, 2009, subject to automatic one year renewals of the term if neither party submits a notice of termination at least sixty days prior to the end of the then–current term. This agreement may be terminated by either party, at any time, subject to severance obligations in the event Ms. MacAskie is terminated by EV Management without cause or he dies or is disabled.

     Ms. MacAskie’s employment agreement provides for a minimum base salary of $175,000, subject to upward adjustment by the compensation committee or EV Management’s board of directors, and an annual bonus equal to a percentage of her base salary based on the achievement of performance criteria for the applicable period, all as determined by the compensation committee.

     Ms. MacAskie received a grant of 60,000 performance units in March 2009 and 27,000 phantom units in December 2009. The performance units are earned under each 20,000 unit tranche if trading in our common units on the NASDAQ Global Market closes at greater than $20 per unit, $30 per unit and $40 per unit for three consecutive days. Once earned, the performance units become phantom units that vest 25% each year beginning in January 2010. The phantom units vest 25% each year beginning in January 2011. These earned performance units and phantom units will vest in full upon a change of control or a termination without cause, with good reason or upon Ms. MacAskie’s death or disability. Ms. MacAskie resigned in 2010 and all unvested performance units and phantom units were forfeited upon such resignation.

Mr. Dwyer

     Mr. Dwyer received a grant of 6,000 performance units in March 2009 and 3,500 phantom units in December 2009. The performance units are earned under each 2,000 unit tranche if trading in our common units on the NASDAQ Global Market closes at greater than $20 per unit, $30 per unit and $40 per unit for three consecutive days. Once earned, the performance units become phantom units that vest 25% each year beginning in January 2010. The phantom units vest 25% each year beginning in January 2011. These earned performance units and phantom units will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Dwyer’s death or disability.

Grants of Plan–Based Awards

     The following table sets forth certain information with respect to grants of phantom units and performance units to our named executive officers in 2009. There were no grants of non–equity incentives or option awards.

					All Other
		Estimated Future Payouts Under Equity Incentive			Unit Awards:	Grant Date
		Plan Awards			Number of	Fair Value of
Name	Grant Date	Threshold	Target	Maximum	Units	Unit Awards
John B. Walker	March 2009	–	60,000	60,000		$142,200
	December 2009				35,000	1,003,800

Mark A. Houser	March 2009	–	60,000	60,000		142,200
	December 2009				31,000	889,080

Michael E. Mercer	March 2009	–	60,000	60,000		142,200
	December 2009				27,000	774,360

Kathryn S. MacAskie	March 2009	–	60,000	60,000		142,200
	December 2009				27,000	774,360

Frederick Dwyer	March 2009	–	6,000	6,000		14,220
	December 2009				3,500	100,380
____________________

(1)       Ms. MacAskie resigned in 2010 and all unvested awards terminated at that time.

Outstanding Equity Awards at Fiscal Year End

     The following table sets forth certain information with respect to outstanding equity awards at December 31, 2009. There were no option awards outstanding.

Equity
Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market Value
		Market Value	Number of	of Unearned
	Number of Units	of Units That	Unearned Units	Units That
	That Have Not	Have Not Yet	That Have Not	Have Not Yet
Name	Yet Vested	Vested (1)	Yet Vested	Vested (1)
John B. Walker	16,667 (2)	$3,677,993	20,000 (5)	$604,600
30,000 (3)
35,000 (4)
40,000 (5)

Mark A. Houser	13,333 (2)	3,365,560	20,000 (5)	604,600
27,000 (3)

	31,000 (4)
	40,000 (5)

Michael E. Mercer	10,000 (2)	3,083,460	20,000 (5)	604,600
	25,000 (3)
	27,000 (4)
	40,000 (5)

Kathryn S. MacAskie(6)	10,000 (2)	3,083,460	20,000 (5)	604,600
	25,000 (3)
	27,000 (4)
	40,000 (5)

Frederick Dwyer	1,667 (2)	367,808	2,000 (5)	60,460
	3,000 (3)
	3,500 (4)
	4,000 (5)
__________________

(1)	Based on the closing price of our common units on December 31, 2009 of $30.23.
(2)	These phantom units vested 50% in January 2010, with the remaining 50% vesting in January 2011.
(3)	These phantom units vested 25% in January 2010, with 25% each vesting in January 2011, January 2012 and January 2013.
(4)	These phantom units vest 25% each year beginning in January 2011.
(5)	The first two tranches of these performance units were earned during 2009 and vested 25% in January 2010, with 25% each vesting in January 2011, January 2012 and January 2013. The remaining tranche will be earned if trading in our common units on the NASDAQ Global Market closes at greater than $40 per unit for three consecutive days. Once earned, the performance units vest 25% each year beginning in January 2010.
(6)	Ms. MacAskie resigned in 2010 and all unvested awards terminated at that time.

Option Exercises and Units Vested

    The following table sets forth certain information with respect to phantom units vested during the year ended December 31, 2009. There were no option awards that vested.

	Number of Units	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($)
John B. Walker	18,333	$302,495

Mark A. Houser	16,667	275,006

Michael E. Mercer	12,500	206,250

Kathryn S. MacAskie	17,500	268,750

Frederick Dwyer	833	13,745

Pension Benefits

    We do not provide pension benefits for our named executive officers.

Nonqualified Deferred Compensation

    We do not have a nonqualified deferred compensation plan and, as such, no compensation has been deferred by our named executive officers.

Termination of Employment and Change–in–Control Provisions

    Mr. Mercer and Ms. MacAskie are parties to employment agreements with EV Management which provide them with post–termination benefits in a variety of circumstances. The amount of compensation payable in some cases may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not–for–cause termination, termination following a change of control and in the event of disability or death of the executive. The discussion below describes the varying amounts payable in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 31, 2009. In presenting this disclosure, we describe amounts earned through December 31, 2009 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from EV Management, our estimates of the amounts which would be paid out to the executives upon their termination. Ms. MacAskie’s resignation in 2010 did not trigger a payment under her agreement.

Provisions Under the Employment Agreements

    Under the employment agreements, if the executive’s employment with EV Management and its affiliates terminates, the executive is entitled to unpaid salary for the full month in which the termination date occurred. However, if the executive is terminated for cause, the executive is only entitled to receive accrued but unpaid salary through the termination date. In addition, if the executive’s employment terminates, the executive is entitled to unpaid vacation days for that year which have accrued through the termination date, reimbursement of reasonable business expenses that were incurred but unpaid as of the termination date, and COBRA coverage as required by law. Salary and accrued vacation days are payable in cash lump sum less applicable withholdings. Business expenses are reimbursable in accordance with normal procedures.

    If the executive's employment is involuntarily terminated by EV Management (except for cause or due to the death of the executive) or if the executive's employment is terminated due to disability or retirement, EV Management is obligated to pay as additional compensation an amount in cash equal to 104 weeks of the executive’s base salary in effect as of the termination date. Assuming termination as of December 31, 2009, for both Mr. Mercer and Ms. MacAskie, this amount would have been $460,000. In addition, the executive is entitled to continued group health plan coverage following the termination date for the executive and the executive’s eligible spouse and dependents for the maximum period for which such qualified beneficiaries are eligible to receive COBRA coverage. The executive shall not be required to pay more for COBRA coverage than officers who are then in active service for EV Management and receiving coverage under the plan. Assuming termination as of December 31, 2009, for Mr. Mercer, this amount would have been $30,539, and for Ms. MacAskie this amount would have been $20,406.

    In the event an executive’s employment terminates within the 12–month period immediately following the effective date of a change in control other than by reason of death, disability or for cause, the executive will be entitled to receive payment of the compensation and benefits as set forth above and to become 100% fully vested in all unvested shares or units of equity compensation granted as of the effective date of the change in control. Assuming a change in control as of December 31, 2009, for Mr. Mercer, this amount would have been $460,000 representing 104 weeks of base salary, $3,083,460 representing vesting of unvested units and vesting of unearned units, and $30,539 representing COBRA coverage. For Ms. MacAskie, this amount would have been $460,000 representing 104 weeks of base salary, $3,083,460 representing vesting of unvested units and vesting of unearned units, and $20,406 representing COBRA coverage.

    If the compensation is paid or benefits are provided under the employment agreement by reason of a change in control, no additional compensation will be payable or benefits provided by reason of a subsequent change in control during the term of the agreement.

    “Cause” generally means:
  the executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony or entering the plea of nolo contendere to such crime by the executive;

  the commission by the executive of a demonstrable act of fraud, or a misappropriation of funds or property, of or upon the company or any affiliate;

  the engagement by the executive without approval of the board of directors or compensation committee in any material activity which directly competes with the business of the company or any affiliate or which would directly result in a material injury to the business or reputation of the company or any affiliate; or

  the material breach by the executive of the employment agreement, or the repeated nonperformance of executive’s duties to the company or any affiliate (other than by reason of illness or incapacity).
    In some cases, the executive has the opportunity to cure the breach or nonperformance before being terminated for cause.

    A “change in control" generally means the occurrence of any of following events:
  a corporation, person, or group acquires, directly or indirectly, beneficial ownership of more than 50% of the equity interests in EV Management and is then entitled to vote generally in the election of the board of directors; or

  the withdrawal, removal or resignation of EV Management as the general partner of our general partner or the withdrawal, removal or resignation of our general partner as the general partner of the partnership; or

  the effective date of a merger, consolidation, or reorganization plan that is adopted by the board of directors of EV Management involving EV Management in which EV Management is not the surviving entity, or a sale of all or substantially all of our assets; or

  any other transactions or series of related transactions which have substantially the same effect as the foregoing.
    “Retirement” means the termination of the executive’s employment for normal retirement at or after attaining age sixty-five provided that executive has been with the company for at least five years.

Provisions Under Phantom Unit and Performance Unit Award Agreements

    Both the phantom unit award agreements and performance unit award agreements provide that any unvested units will vest upon the executive’s death, disability, termination of employment other than for cause and upon a change of control. Assuming termination of employment or change of control as of December 31, 2009, for both Mr. Mercer and Ms. MacAskie, the value of the awards would have been $3,083,460. If the executive resigns or his or her employment or is terminated for cause, all unvested units are forfeited. Upon vesting, the units may be paid in cash equal to the fair market value of the units on the date immediately preceding the vesting date, at the option of our general partner. The definitions of the terms such as “cause” and “change in control” in the award agreements are substantially similar to the definitions in the employment agreements.

EV Investors

    When our predecessors were formed in May 2006, EV Investors L.P. was issued a limited partnership interest in one of our predecessors. The general partner of EV Investors is EnerVest (with a nominal interest), and the limited partners of EV Investors were Messrs. Walker, Houser and Mercer and Ms. MacAskie. In connection with the closing of our initial public offering in September 2006, EV Investors transferred its limited partnership interest in the predecessor to us in exchange for 155,000 subordinated units. Under the partnership agreement of EV Investors, the limited partners of EV Investors were entitled to all of the distributions attributable to the 155,000 subordinated units held by EV Investors. In November 2009, all of our subordinated units were converted into common units and EV Investors subsequently distributed the 155,000 common units to its limited partners.

    The limited partner interests in EV Investors owned by the executive officers of EV Management and the number of common units distributed to the executive officer is listed below:

	Percent	Common
Name	Interest	Units
John B. Walker	14.5%	22,500
Mark A. Houser	14.5%	22,500
Michael E. Mercer	38.7%	60,000
Kathryn S. MacAskie(1)	32.3%	50,000
Total	100.0%	155,000
____________________
(1)	EnerVest purchased Ms. MacAskie’s interest in EV Investors when she resigned her employment with us.

Compensation of Directors

    We use a combination of cash and unit–based inventive compensation to attract and retain qualified candidates to serve on EV Management’s board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level we require of members of the board.

    Directors who are not officers or employees of EV Management, EnCap or their respective affiliates receive an annual retainer of $25,000, with the chairman of the audit committee receiving an additional annual fee of $4,000 and the chairmen of the compensation committee and conflicts committee receiving an additional annual fee of $2,000. In addition, each non–employee director receives $1,000 per committee meeting attended ($500 if by phone) and is reimbursed for his out of pocket expenses in connection with attending meetings. We indemnify each director for his actions associated with being a director to the fullest extent permitted under Delaware law.

    Each of the independent directors was awarded 3,000 phantom units in December 2009. Mr. Petersen, who is not an independent director because of his affiliations with EnCap, was awarded 2,500 phantom units in December 2009. These phantom units vest 25% each year beginning in January 2011.

    The following table discloses the cash unit awards and other compensation earned, paid or awarded to each of EV Management’s directors during year ended December 31, 2009:

	Fees Earned or		All Other
	Paid in Cash	Unit Awards (2)	Compensation (3)
Name (1)	($)	($)	($)	Total
Victor Burk	$35,500	$86,040	$8,278	$129,818
James R. Larson	34,000	86,040	8,278	128,318
George Lindahl III	35,000	86,040	8,278	129,318
Gary R. Petersen	–	71,700	6,396	78,096
____________________

(1)	Messrs. Walker and Houser are not included in this table as they are employees of EnerVest and receive no compensation for their services as directors. Mr. Petersen is not an independent director because of his affiliations with EnCap and does not receive a cash director’s fee.
(2)	Reflects the aggregate grant date fair value of the phantom units granted in December 2009 computed in accordance with ASC Topic 718.
(3)	Reflects the dollar amount of compensation recognized for financial statement reporting purposes for the year ended December 31, 2009 for distributions paid on the unvested phantom units.

Compensation Committee Interlocks and Insider Participation

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of EV Management’s board of directors or compensation committee.

    None of the members of the compensation committee have served as an officer or employee of us, our general partner or its general partner. Furthermore, except for compensation arrangements discussed in this Form 10–K, we have not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor are we aware of any means, directly or indirectly, by which a committee member could receive a material benefit from us.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

    The board of directors of EV Management, at the request of our audit committee, is seeking unitholder ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

    There is no requirement that the Partnership submit the appointment of independent registered public accountants to unitholders for ratification or for the appointed auditors to be terminated if the ratification fails. The Sarbanes-Oxley Act of 2002 states the audit committee is solely responsible for the appointment, compensation and oversight of the independent auditor. The audit committee may, but is not required to, reconsider the appointment of other independent registered public accountants if the unitholders choose not to ratify the appointment of Deloitte. Additionally, the audit committee may terminate the appointment of Deloitte as the Partnership’s independent registered public accountants without the approval of the unitholders whenever the audit committee deems such termination appropriate.

    In making its recommendation to ratify the appointment of Deloitte as the Partnership’s independent registered public accountants for the fiscal year ending December 31, 2010, the audit committee has considered whether the provision of non-audit services by Deloitte is compatible with maintaining the independence of Deloitte. During fiscal year 2009, Deloitte did not provide any non-audit services to the Partnership.

    Representatives of Deloitte are expected to be present at the special meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions from the unitholders present.

Policy for Approval of Audit and Non-Audit Fees

    The audit committee’s policies require the committee to approve all types of audit and permitted non-audit services to be performed by the Partnership’s independent auditors during the year, as required under applicable law.

    The audit committee pre-approves annually proposed audit and permitted non-audit services to be provided by the independent auditors for the fiscal year. The audit committee also considers for pre-approval annually the maximum amount of fees and the manner in which the fees are determined for each type of pre-approved audit and non-audit services proposed to be provided by the independent auditors for the fiscal year. The audit committee separately pre-approves any service that is not included in the approved list of services or any proposed services exceeding pre-approved cost levels. The audit committee has delegated pre-approval authority to the Chairman of the audit committee for services that need to be addressed between audit committee meetings. The audit committee is then informed of these pre-approval decisions, if any, at the next meeting of the audit committee.

Audit Fees

    The aggregate fees billed for each of the last two fiscal years for professional services rendered by Deloitte for the audit of the Partnership’s annual financials and review of financials contained in the Partnership’s quarterly reports were $834,400 for fiscal year ended December 31, 2009 and $1,025,500 for fiscal year ended December 31, 2008.

Audit-Related Fees

    The aggregate fees billed for each of the last two fiscal years for audit related services rendered by Deloitte were $161,016 for fiscal year ended December 31, 2009 and $43,700 for fiscal year ended December 31, 2008.

Tax Fees

    Deloitte did not provide tax related services to the Partnership during fiscal years 2009 and 2008.

All Other Fees

    There were no other fees paid to Deloitte during fiscal years 2009 or 2008.

Vote Required

    The affirmative vote of a majority of the outstanding units entitled to vote and represented in person or by proxy at the special meeting is required for the approval of the auditor ratification.

Recommendation

    Our board of directors recommends a vote “FOR” approval of the auditor ratification.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Date, Time and Place

    We will hold a special meeting of our common unitholders on January 20, 2011 at 10:00 a.m., Central time, at our offices located at 1001 Fannin, Suite 800, Houston, Texas 77002.

Purpose

    At the special meeting, our common unitholders will be asked to consider and vote on the Amendment and the auditor ratification.

Record Date and Quorum Requirement

    We have fixed November 29, 2010, as the record date. Only holders of record of our common units as of the close of business on the record date will be entitled to receive notice of, and to vote at, the special meeting. As of November 29, 2010, there were approximately 30,510,313 of our common units issued and outstanding held by approximately 114 holders of record.

    Each holder of record of our common units at the close of business on the record date is entitled to one vote for each common unit then held on each matter submitted to a vote of unitholders at the special meeting.

    At the special meeting, the presence, in person or by proxy, of unitholders holding a majority of the common units outstanding as of the record date represented in person or by proxy will constitute a quorum for the special meeting.

    If you are a record holder on the record date and vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Proxies received but marked as abstentions will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted for the purposes of determining if there is a quorum. A broker non-vote occurs when a bank, broker or other nominee holding units for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting by Proxy

    Holders of record can ensure that their units are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote. If you hold your units through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this proxy statement.

Voting Via Telephone or the Internet

    Voting via telephone or the Internet is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 12:00 a.m., Eastern time, on January 20, 2011.

    If you own your common units in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available.

If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

    If you own your common units in your own name, you may revoke your proxy at any time before it is voted at the special meeting by:
  timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or the Internet as described in this proxy statement;

  delivering written notice bearing a later date than your proxy that you have revoked your proxy to the Secretary of EV Energy Partners prior to the special meeting, at 1001 Fannin, Suite 800, Houston, Texas 77002; or

  attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute revocation of a proxy.
    If your units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Voting at the Special Meeting

    Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your units are held in “street name,” which means your units are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the units authorizing you to vote at the special meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required at the Special Meeting; How Units are Voted

    The Amendment (Proposal 1) and auditor ratification (Proposal 2) each require the approval of a majority of the outstanding units entitled to vote and represented in person or by proxy at the special meeting. In addition, a quorum of more than 50% of our outstanding common units present in person or by proxy is required for us to conduct the proposed business at the special meeting.

    Pursuant to our current partnership agreement, our general partner may authorize its designated chairman of the special meeting to adjourn the special meeting. Subject to revocation, all common units represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the approval of the proposals, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

    Abstentions will have the same affect as a vote against the Amendment and auditor ratification. Broker non-votes will not be considered votes cast, and thus will have no effect on the vote to approve the proposals, assuming that we have a quorum.

    The proxy card confers discretionary authority on the persons named on the proxy card to vote the common units represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

    As of November 29, 2010, the directors and executive officers of EV Management beneficially owned, in the aggregate, common units representing approximately 5.1% of our outstanding common units. We believe that the members of our board of directors and the executive officers of EV Management intend to vote all of their common units “FOR” the approval of the Amendment and auditor ratification.

Proxy Solicitation

    This proxy statement is being furnished in connection with our solicitation of proxies. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of unitholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our common units. The directors, officers and regular employees of the Partnership and EV Management may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. We will make these materials available for inspection and copying by any of our unitholders, or a representative of any unitholder who is so designated in writing, at our executive offices during regular business hours.

    We also make available on our website (www.EVEnergyPartners.com) under “Investor Relations” the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports that we file. Unless explicitly stated otherwise herein, the information on our website is not incorporated by reference into this proxy statement.

    Common unitholders may read and copy any reports, statements or other information that we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
12:00 a.m., EST, on January 20, 2011.

Vote by Internet Log on to the Internet and go to www.envisionreports.com/EVEP Follow the steps outlined on the secured website.

Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Special Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain
1.	To approve amendment to the Long-Term Incentive Plan in order to increase the number of common units of the Partnership available for issuance under the Plan from 1,500,000 to 4,500,000.	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Partnership's independent registered accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

2011 Special Meeting Admission Ticket

2011 Special Meeting of
EV Energy Partners, L.P. Unitholders

January 20, 2011, 10:00 A.M. CST
EV Energy Partners, L.P.
1001 Fannin, Suite 800, Houston, TX, 77002

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EV ENERGY PARTNERS, L.P.

Notice of 2011 Special Meeting of Unitholders

1001 Fannin, Suite 800 Houston TX, 77002
Proxy Solicited by Board of Directors for Special Meeting — January 20, 2011

Mark Houser and Michael Mercer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Unitholders of EV Energy Partners, L.P. to be held on January 20, 2011 at 10:00 a.m. CST or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card
▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain
1.	To approve amendment to the Long-Term Incentive Plan in order to increase the number of common units of the Partnership available for issuance under the Plan from 1,500,000 to 4,500,000.	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Partnership's independent registered accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EV ENERGY PARTNERS, L.P.

Notice of 2011 Special Meeting of Unitholders

1001 Fannin, Suite 800 Houston TX, 77002
Proxy Solicited by Board of Directors for Special Meeting — January 20, 2011

Mark Houser and Michael Mercer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Unitholders of EV Energy Partners, L.P. to be held on January 20, 2011 at 10:00 a.m. CST or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on January 20, 2011

EV ENERGY PARTNERS L P

Meeting Information
Meeting Type: Special Meeting
For holders as of: November 29, 2010
Date: January 20, 2011 Time: 10:00 AM CST
Location:	EV Energy Partners, L.P. 1001 Fannin Street Suite 800 Houston, TX 77002

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement

How to View Online:
Have the information that is printed in the box marked by the arrow  (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

              1) BY INTERNET:          www.proxyvote.com
              2) BY TELEPHONE:      1-800-579-1639
              3) BY E-MAIL*:              sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow  (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 09, 2011 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods
Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow   available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting items

The Board of Directors recommends you vote FOR the following proposal(s):

1	To approve amendment to the Long-Term Incentive Plan in order to increase the number of common units of the Partnership available for issuance under the Plan from 1,500,000 to 4,500,000.

2	To ratify the appointment of Deloitte & Touche LLP as the Partnership's independent registered accounting firm for the fiscal year ending December 31, 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Reserved for Broadridge Internal Control Information

Voting Instructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE